                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                      -----------------------------------

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported):  August 9, 2001


                           HANOVER COMPRESSOR COMPANY
               (Exact Name of Registrant as Specified in Charter)

         Delaware                     1-13071                    75-2344249
(State or Other Jurisdiction   (Commission File Number)         (IRS Employer
     of Incorporation)                                       Identification No.)

12001 North Houston Rosslyn                                         77086
Houston, Texas  77086                                             (Zip Code)
(Address of Principal Executive Offices)


Registrant's telephone number, including area code:  (281) 447-8787

Item 5.   Other Events
          ------------

     See the following press release regarding the Company's results for the second quarter 2001.

Hanover Compressor Reports Record Revenues, EBITDA and Net Income for Second Quarter 2001

Year-Over-Year Quarterly Cash Flow Increases 72%

Company Expects to Complete Acquisition of Schlumberger Assets in Q3

HOUSTON--(BUSINESS WIRE)--Aug. 9, 2001-- Hanover Compressor (NYSE: HC) a leading provider of outsourced natural gas compression and treating services, today reported revenues increased 124.7 percent and cash flow increased 71.6 percent for the second quarter ended June 30, 2001, compared with the same quarter a year earlier. Net income for the quarter increased 83.2 percent over the prior year period.

The company also reported that its planned acquisition of Schlumberger's Production Operators Corporation natural gas compression business and other related interests for $761 million is proceeding on schedule and is expected to close by the end of the month.

"This second quarter of 2001 marked a milestone in the 11-year history of Hanover Compressor," said Michael J. McGhan, President and Chief Operating Officer. "Each of our business segments achieved outstanding performance as we significantly increased our global presence and overall market position through internally generated growth and Hanover's continued significant improvement of recently acquired operations. This level of accomplishment has Hanover very well prepared for the addition of Schlumberger's Production Operators (POI) gas compression unit, South American joint ventures, and related assets. This transaction, which is accretive from the onset and is scheduled to close at the end of the month, will also launch a worldwide alliance between Schlumberger and Hanover and will result in Schlumberger becoming a major shareholder in Hanover for at least three years. POI's organization and customer base is first rate and we are very excited about this outstanding group becoming part of the Hanover family."

Second quarter revenues were $263.1 million compared with $117.1 million for the second quarter of 2000. Cash flow (income before income taxes, interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities and depreciation and amortization) increased to $77.3 million from $45.0 million in the second quarter a year earlier. Net income increased 83.2 percent to $23.4 million or $0.31 per fully diluted share, compared with $12.8 million or $0.20 per fully diluted share a year ago.

"Our accelerating progress in recent years is proof of the resounding strength and added value of our outsourcing model. Demand for both primary and outsourced gas compression and related gas handling services continues to grow, especially overseas," McGhan said. "Our business is very much about providing our customers here and abroad a total solution of products and services - bundling compression, parts and service, gas processing, treating and measurement, power generation and pump systems - to help them improve their business results. We are very excited about our growth opportunities over the next five years and beyond."

Overall growth among Hanover's core business segments was strong compared with the second quarter a year ago, reflecting the impact of the Company's growth strategy as well as the successful integration of several recent corporate acquisitions. Compression rental revenues for the quarter grew 55.8 percent over the comparable quarter to $90.1 million. Related compression parts and service segment revenues increased 172.9 percent over the second quarter a year ago to $66.1 million, reflecting Hanover's continued emphasis on building that high return on capital business. Compressor fabrication revenue rose 286.0 percent over the same quarter a year earlier to $57.8 million. Production and processing equipment fabrication revenue was $45.3 million, an increase of 198.6 percent compared with the year earlier quarter.

Rental fleet compression at June 30, 2001 totaled 2,533,000 horsepower, 490,000 of which was operating in international markets. Fleet utilization at the end of the second quarter exceeded 93 percent. In the past twelve months, Hanover has grown its rental fleet compression by approximately 948,000 horsepower, while keeping its fleet utilization over 93 percent, reflecting the Company's success in promptly improving the operating performance of recently acquired major compression services companies, including PAMCO Services International and the Compression Services Division of Dresser Rand. This performance also reflects continued strong organic growth in customer demand for outsourcing compression and the Company's focus on delivering the highest mechanical run-time to aid its customers during this critical time for the industry.

"Hanover's pending acquisition of POI and related assets and the alliance with Schlumberger immediately enhances our Company's business strategy and financial results and creates significant value for our shareholders," McGhan said. "This transaction will add significantly to Hanover's industry-leading organization and increase our worldwide rental fleet compression by 833,000 horsepower, not including the roughly 800,000 horsepower owned by the South American compression and gas handling joint venture, interests in which Hanover will acquire in this transaction. The alliance will establish Hanover as Schlumberger's most favored supplier with respect to its requirements worldwide for natural gas compression and related services. This transaction also adds directly and immediately to Hanover's growing gas treating business and fills out the total solutions package that Hanover offers its customers."

Hanover Compressor Company is a market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, its customers include premier independent and major producers and distributors throughout the Western Hemisphere.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and will include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements regarding the benefits to be realized through the acquisition or the alliance or that describe Hanover's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. The risks and uncertainties include: inability of both parties to complete the acquisition of Production Operators and the related transactions, difficulty in integrating Production Operators into Hanover, adverse regulatory decisions, the loss of market share through competition; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which would cause a decline in the demand for Hanover's compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover to make significant capital expenditures; inability to successfully integrate acquired businesses; and changes in economic or political conditions in the countries in which Hanover operates. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

                          Hanover Compressor Company
                       Consolidated Statement of Income
                                  (unaudited)
              (in thousands of dollars, except per share amounts)

                               Three months          Six months
                              ended June 30,       ended June 30,
                            ------------------  --------------------
                                2001      2000      2001        2000
                            --------  --------  --------    --------
Revenues and Other:
 Rentals                    $ 90,068  $ 57,797   170,125    $113,901
 Parts, service and
  used equipment              66,125    24,234   104,455      35,550
 Compressor fabrication       57,839    14,986   112,490      29,171
 Production and
  processing equipment
  fabrication                 45,342    15,186    88,933      21,111
 Equity in income of
  non-consolidated
  affiliates                   1,313       476     2,063       1,498
 Other                         2,391     4,405     4,776       6,410
                             263,078   117,084   482,842     207,641
Expenses:
 Rentals                      30,561    20,690    57,273      38,841
 Parts, service and
  used equipment              48,524    16,045    70,410      24,251
 Compressor fabrication       48,734    12,483    95,018      23,874
 Production and
  processing equipment
  fabrication                 35,297    11,935    70,446      16,418
 Selling, general and
  administrative              22,658    10,899    42,635      20,014
 Depreciation and
  amortization                19,061    12,292    35,928      22,651
 Lease expense                15,639    10,060    30,927      18,136
 Interest expense              3,259     1,005     5,963       2,635
 Distributions on
  mandatorily redeemable
  convertible preferred
  securities                   1,594     1,592     3,187       3,183
 Other                            15         0     3,007
                             225,342    97,001   414,794     170,003
Income before income
 taxes                        37,736    20,083    68,048      37,638
Provision for income
 taxes                        14,332     7,310    25,851      13,700
Net income before
 cumulative effect of
 accounting change            23,404    12,773    42,197      23,938
  Cumulative effect of
    accounting change
    for derivative
    instruments, net of
    income tax                     0         0      (164)          0
Net income                  $ 23,404  $ 12,773  $ 42,033    $ 23,938

Diluted net income
 per share:
 Net income before
  cumulative effect of
  accounting change         $ 23,404  $ 12,773  $ 42,197    $ 23,938
 Distributions on
  mandatorily redeemable
  convertible preferred
  securities, net of
  income tax                   1,036         0     2,072           0
 Cumulative effect of
  accounting change, net
  of income tax                    0         0      (164)          0
 Net income for purposes
  of computing diluted
  net income per share      $ 24,440  $ 12,773  $ 44,105    $ 23,938

Weighted average common
 equivalent shares
 outstanding:
     Basic                    70,243    59,594    68,555      58,504
     Diluted                  79,205    64,396    77,557      63,689

Earnings per common
share
     Basic                  $   0.33  $   0.21  $   0.61    $   0.41
     Diluted                $   0.31  $   0.20  $   0.57    $   0.38

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                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              HANOVER COMPRESSOR COMPANY

Date:    August 9, 2001       By:  /s/ Michael J. McGhan
                                   ---------------------
                              Name:  Michael J. McGhan
                              Title:  President and Chief Executive Officer